
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders
                                                                              Ending
Class                   Interest             Principal      Losses           Balance
A1                     4,859,125.19      15,016,885.45         0.00        459,280,114.54
A2                     1,748,119.01       4,395,691.55         0.00        153,703,308.45
B                              0.00               0.00         0.00         88,217,985.53
R                      2,848,691.97               0.00         0.00                  0.00

